SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (“Amendment”) is made as of this 30th day of March, 2012, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, and Obagi Medical Products, Inc. (“Obagi”) and OMP, Inc. (“OMP” and together with Obagi, the “Borrowers” and each individually, a “Borrower”).

RECITALS

A.           Borrowers and Agent are party to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated November 3, 2010, with the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”).

B.           Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein and Agent and the Lenders are willing to do so, but only on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Borrowers, Agent and the Lenders agree as follows:

1. Section 1.1 of the Credit Agreement is amended by amending and restating the definition of “Revolving Credit Maturity Date” to read in its entirety as follows:

“Revolving Credit Maturity Date’ shall mean the earlier to occur of (i) July 1, 2014, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.”

2. Section 1.1 of the Credit Agreement is amended by amending and restating the definition of “Term Loan Draw Period” to read in its entirety as follows:

“‘Term Loan Draw Period’ shall mean the period commencing on the Effective Date and ending on the date of the earliest to occur of (i) the aggregate outstanding principal balance of the Term Loans equaling the Term Commitment, (ii) July 1, 2013, or (iii) Borrowers written request to Agent to commence the terming out of the Term Loan.”

3. Section 8.5(a) of the Credit Agreement is amended in its entirety as follows:

“(a)           Obagi may repurchase its Equity Interests with an aggregate purchase or redemption price not to exceed $70,300,000 (the “Stock Repurchase Program”), provided that (i) immediately after giving effect to any such repurchase, Borrowers have, on a consolidated basis, Liquidity of not less than $10,000,000, (ii) such repurchase does not

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otherwise violate the terms of this Agreement and (iii) no Default or Event of Default has occurred and is continuing at the time of such repurchase or would result from the making of such repurchase;”

4. Section 8.7(d) of the Credit Agreement is amended in its entirety as follows:

“(d)           intercompany loans or intercompany Investments made by Obagi or any of its Subsidiaries to or in (i) any Guarantor or any Borrower and (ii) one or more Domestic Subsidiaries of Obagi to be established after the date hereof and in connection with a single business venture (each a “Newco”, and collectively, the “Newcos”) in an aggregate amount not to exceed $12,000,000; provided that, in the case of any intercompany loans or intercompany Investments made by any Borrower in any Guarantor, the aggregate amount from time to time outstanding in respect thereof shall not exceed $50,000; and provided, further, that in each case identified in clause (i) and (ii) above, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made and that any intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;”

5. Section 8.8 of the Credit Agreement is amended in its entirety as follows:

“8.8  Transactions with Affiliates.  Except as set forth in Schedule 8.8, enter into any transaction, including without limitation, any purchase, sale, lease or exchange of property or rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are Borrowers or Guarantors; (b) transactions otherwise permitted under this Agreement, including, without limitation, intercompany Investments or other transactions with Newcos and the repurchase of Equity Interests from an Affiliate in connection with the Stock Repurchase; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties.”

6. Notwithstanding anything to the contrary contained in the Credit Agreement, the requirements of Section 7.13(a) of the Credit Agreement shall not apply to Newcos.

7. This Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been fully satisfied by Borrowers:

(a)
Agent shall have received via facsimile or electronic mail (followed by the prompt delivery of original signatures) counterparts of this Amendment, in each case duly executed and delivered by the Agent, Borrowers and the Lenders.

(b)	Borrowers shall have paid to the Agent a nonrefundable one-time amendment fee in the amount of $25,000;

(c)
Borrowers shall have paid to the Agent all fees and reasonable costs and expenses, if any, owed to the Agent and accrued to the Amendment effective date, in each case, as and to the extent required to be paid in accordance with the Loan Documents.

8. Borrowers hereby certify to the Agent and the Lenders as of the date hereof and after giving effect to this Amendment, that (a) execution and delivery of this Amendment and the other Loan Documents required to be delivered hereunder, and the performance by Borrowers of their obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within the Borrowers’ powers, have been duly authorized, are not in contravention of law or the terms of their respective certificates of incorporation or bylaws or other organizational documents of the parties thereto, as applicable, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Amendment, of any governmental body, agency or authority, and the Amended Credit Agreement and the other Loan Documents required to be delivered hereunder will constitute the valid and binding obligations of such undersigned parties enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Section 6 of the Amended Credit Agreement are true and correct on and as of the date hereof (except to the extent such representations specifically relate to an earlier date), and (c) on and as of the date hereof, after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

9. Except as specifically set forth above, this Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Amended Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants), any of the Notes issued thereunder or any of the other Loan Documents. Nor shall this Amendment constitute a waiver or release by the Agent or the Lenders of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Amended Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Furthermore, this Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders with respect to any other non-compliance by Borrowers or any Guarantor with the Amended Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.  Borrowers hereby confirm that each of the Collateral Documents continues in full force and effect and secures, among other things, all of its obligations, liabilities and indebtedness owing to the Agent and the Lenders under the Credit Agreement and the other Loan Documents (where applicable, as amended herein).

10. Borrowers hereby acknowledge and agree that this Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of Borrowers, any other Credit Party, any Guarantor or any other party or any rights, privilege or remedy of the Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument.

11. Except as specifically defined to the contrary herein, capitalized terms used in this Amendment shall have the meanings set forth in the Credit Agreement.

12. This Amendment may be executed in counterpart and shall be considered a “Loan Document” within the meaning of the Credit Agreement.

13. This Amendment shall be construed in accordance with and governed by the laws of the State of California.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,	OBAGI MEDICAL PRODUCTS, INC.
as Administrative Agent
By: /s/ Melissa Pollard	By: /s/ Albert Hummel
Its: Vice President	Its: CEO

OMP, INC.
By: /s/ Preston S. Romm
Its: CFO

COMERICA BANK,
as a Lender, and as Issuing Lender
By: /s/ Melissa Pollard
Its: Vice President